Exhibit 99.1

Information Relating to Part II, Item 14 - Other Expenses of Issuance and Distribution

The expenses in connection with the offering of $250.0 million aggregate principal amount of 3.850% senior unsecured notes due 2025 by Public Service Company of New Mexico, registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-195979) filed on May 15, 2014, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$7,728	[1]
Accounting Fees and Expenses	60,000
Printing Expenses	15,000
Legal Fees and Expenses	318,000
Blue Sky Fees and Expenses	7,500
Fees and Expenses of Trustee	7,500
Rating Agency Fees	300,000
Miscellaneous Expenses	4,272

Total	$720,000

[1]	Previously paid.